Exhibit 21.1

Subsidiaries
Name	Domestic Jurisdiction	Parent	Ownership by Parent
Compile, Inc.	Delaware	Teladoc Health, Inc.	100%
Stat Health, LLC	Delaware	Teladoc Health, Inc.	100%
HY Holdings, Inc.	Delaware	Teladoc Health, Inc.	100%
Best Doctors Holdings, Inc.	Delaware	Teladoc Health, Inc.	100%
Best Doctors, Inc.	Delaware	Best Doctors Holdings, Inc.	100%
Rise Health, Inc.	Delaware	Best Doctors, Inc.	100%
Teladoc Health Canada Inc.	Canada	Best Doctors, Inc.	100%
Best Doctors International Insurance S.a.r.l.	Luxembourg	Best Doctors, Inc.	100%
Teladoc Health UK Ltd.	United Kingdom	TELADOC HEALTH INTERNATIONAL, SOCIEDAD ANÓNIMA	100%
Best Doctors Portugal Ltd.	Portugal	TELADOC HEALTH INTERNATIONAL, SOCIEDAD ANÓNIMA	100%
Best Doctors Australasia Pty Limited	Australia	TELADOC HEALTH INTERNATIONAL, SOCIEDAD ANÓNIMA	100%
Advance Holdco Limited	United Kingdom	Best Doctors International Insurance S.a.r.l.	100%
TELADOC HEALTH INTERNATIONAL, SOCIEDAD ANÓNIMA	Spain	Best Doctors International Insurance S.a.r.l.	100.00%
AMHMS - Health Care Management Services, S.A.	Portugal	TELADOC HEALTH INTERNATIONAL, SOCIEDAD ANÓNIMA	100%
Yi Yi Medical Health Management Consulting (Shanghai) Co., Ltd.	China	TELADOC HEALTH INTERNATIONAL, SOCIEDAD ANÓNIMA	100%
Advance Medical - Serviços de Consultoria e Gestao de Dados Ltda	Brazil	TELADOC HEALTH INTERNATIONAL, SOCIEDAD ANÓNIMA	99.99%
Advance Medical, Inc.	Massachusetts	TELADOC HEALTH, INC.	100%
Adavance Medical Health Care Management Services Chile S.A.	Chile	TELADOC HEALTH INTERNATIONAL, SOCIEDAD ANÓNIMA	99.99%
Teladoc Hungary Consulting and Services Limited Liability Company	Hungary	TELADOC HEALTH INTERNATIONAL, SOCIEDAD ANÓNIMA	100%
AM Healthcare Management Consulting Sdn. Bhd.	Malaysia	TELADOC HEALTH INTERNATIONAL, SOCIEDAD ANÓNIMA	100%
Institute of Patient Safety and Quality in Virtual Care, LLC	Texas	Teladoc Health, Inc.	100%
Médecin Direct	France	TELADOC HEALTH INTERNATIONAL, SOCIEDAD ANÓNIMA	100%
Teladoc Health Massachusetts Holdings, Inc.	Massachusetts	Teladoc Health, Inc.	100%